As filed with the Securities and Exchange Commission on June 21, 2002.

Registration No. 333-72672

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CHEVRONTEXACO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-0890210

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

575 Market Street, San Francisco, California	94105

(Address of Principal Executive Offices)	(Zip Code)

TEXACO INC. STOCK INCENTIVE PLAN
EMPLOYEES THRIFT PLAN OF TEXACO INC.
TEXACO INC. DIRECTOR AND EMPLOYEE DEFERRAL PLAN
TEXACO PUERTO RICO INC. RETIREMENT SAVINGS PLAN
CHEVRONTEXACO CORPORATION EMPLOYEE SAVINGS INVESTMENT PLAN
(Formerly “Chevron Corporation Profit Sharing/Savings Plan”)
CHEVRONTEXACO CORPORATION LONG-TERM INCENTIVE PLAN
(Formerly “Chevron Corporation Long-Term Incentive Plan”)
CHEVRONTEXACO CORPORATION RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
(Formerly “Chevron Corporation Restricted Stock Plan For Non-Employee Directors)
CHEVRONTEXACO CORPORATION DEFERRED COMPENSATION PLAN FOR MANAGEMENT EMPLOYEES
(Formerly “Chevron Corporation Salary Deferral Plan for Management Employees”)
MANAGEMENT INCENTIVE PLAN OF CHEVRONTEXACO CORPORATION
(Formerly “Chevron Corporation Management Incentive Plan”)
EMPLOYEES SAVINGS PLAN OF CHEVRONTEXACO GLOBAL ENERGY INC.
(formerly “Employees Savings Plan of Caltex Corporation”)
EMPLOYEES THRIFT PLAN OF FUEL AND MARINE MARKETING LLC

(Full title of the plan)

Copy to:
Lydia I. Beebe ChevronTexaco Corporation 575 Market Street San Francisco, CA 94105 (415) 894-7700	Terry M. Kee Pillsbury Winthrop LLP 50 Fremont Street San Francisco, CA 94105 (415) 983-1000

(Name, address and telephone number, including area code, of agent for service)

EXPLANATORY NOTE
AMENDMENT OF ITEM 4 OF PART II
Item 4. Description of Securities.
Item 8. Exhibits
SIGNATURES
Item 8. Exhibits
Exhibit 24.18

CALCULATION OF REGISTRATION FEE

Title of	Amount	Proposed Maximum	Proposed		Amount of
Securities To	To Be	Offering Price	Maximum Aggregate		Registration
Be Registered	Registered	per Share	Offering Price		Fee (8)

Common Stock par value $0.75 per share	77,961,963 (1)	$88.5 (2)	$6,899,633,725	(2)	N/A (3)
Common Stock par value $0.75 per share	2,542,373 (4)	$88.5 (2)	$225,000,010	(2)	N/A
Rights to purchase preferred stock (5)	N/A	N/A	N/A		N/A
Deferred Compensation Obligations (6)	$545,477,354	100%	$545,477,354	(7)	N/A
Total Registration Fee	N/A	N/A	N/A		N/A

(1)	The 77,961,963 shares of common stock, par value $0.75 per share of ChevronTexaco Corporation (the “Common Stock”), stated above consists of the aggregate number of shares that were authorized to be sold pursuant to the Registration Statement on Form S-8 (File No. 333-72672) (the “Registration Statement”) under the following plans: the Texaco Inc. Stock Incentive Plan, the Employees Thrift Plan of Texaco Inc., the Texaco Puerto Rico Inc. Retirement Savings Plan, the ChevronTexaco Corporation Employee Savings Investment Plan, the ChevronTexaco Corporation Restricted Stock Plan for Non-Employee Directors, the Employees Savings Plan of ChevronTexaco Global Energy Inc., the Employees Thrift Plan of Fuel and Marine Marketing LLC and the ChevronTexaco Corporation Long-Term Incentive Plan.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) on the basis of the average of the high and low prices as reported on the New York Stock Exchange on October 30, 2001.

(3)	In addition, pursuant to Rule 416(c), the Registration Statement covered an indeterminate amount of interests to be offered or sold pursuant to the Employees Thrift Plan of Texaco Inc., the Texaco Puerto Rico Inc. Retirement Savings Plan, the ChevronTexaco Corporation Employee Savings Investment Plan, the Employees Savings Plan of ChevronTexaco Global Energy Inc., and the Employees Thrift Plan of Fuel and Marine Marketing LLC.

(4)	2,542,373 shares of Common Stock were also registered under the Registration Statement, attributable to those Deferred Compensation Obligations under the ChevronTexaco Corporation Long-Term Incentive Plan, the ChevronTexaco Corporation Deferred Compensation Plan for Management Employees and the Management Incentive Plan of ChevronTexaco Corporation (the “ChevronTexaco Deferred Compensation Plans”) which could be fulfilled in certain circumstances either in cash or in shares of Common Stock. Pursuant to Rule 457(i), the registration fees paid did not include these 2,542,373 shares of Common Stock that are authorized to be issued pursuant to the ChevronTexaco Deferred Compensation Plans. Deferred Compensation Obligations (and corresponding stock issuances in connection with the Deferred Compensation Obligations) will no longer be issued pursuant to the ChevronTexaco Corporation Long-Term Incentive Plan and the Management Incentive Plan of ChevronTexaco Corporation. (See Explanatory Note).

(5)	Associated with the Common Stock are Rights to purchase Preferred Stock that are or will be attached to, and represented by the certificates issued for, the Common Stock (which Preferred Stock Purchase Rights have no market value independent of the Common Stock to which they are attached).

(6)	The $545,477,354 of Deferred Compensation Obligations stated above consists of the aggregate value authorized to be sold pursuant to the Registration Statement of unsecured obligations of ChevronTexaco Corporation to pay deferred compensation in the future in accordance with the terms of the Texaco Inc. Director and Employee Deferral Plan, the ChevronTexaco Corporation Long-Term Incentive Plan, the ChevronTexaco Corporation Deferred Compensation Plan for Management Employees and the Management Incentive Plan of ChevronTexaco Corporation. Deferred Compensation Obligations will no longer be issued pursuant to the ChevronTexaco Corporation Long-Term Incentive Plan and the Management Incentive Plan of ChevronTexaco Corporation. (See Explanatory Note).

(7)	Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee.

(8)	Fees previously paid.

This Post-Effective Amendment No. 1 to the Registration Statement shall become effective upon filing in accordance with Rule 464 under the Securities Act of 1933.

EXPLANATORY NOTE

ChevronTexaco Corporation, a Delaware corporation (the “Registrant”), filed a Registration Statement on Form S-8 (File No. 333-72672) (the “Registration Statement”) on November 1, 2001, related to the following securities registered in connection with the Registrant’s employee benefit plans: (i) 80,504,336 shares of its common stock, par value $0.75 per share, issuable pursuant to the Texaco Inc. Stock Incentive Plan, the Employees Thrift Plan of Texaco Inc., the Texaco Puerto Rico Inc. Retirement Savings Plan, the Chevron Corporation Profit Sharing/Savings Plan, the Chevron Corporation Long-Term Incentive Plan, the Chevron Corporation Restricted Stock Plan for Non-Employee Directors, the Chevron Corporation Salary Deferral Plan for Management Employees, the Chevron Corporation Management Incentive Plan, the Employees Savings Plan of Caltex Corporation and the Employees Thrift Plan of Fuel and Marine Marketing LLC and (ii) the Deferred Compensation Obligations in the amount of $545,477,354 issuable pursuant to the Texaco Inc. Director and Employee Deferral Plan, the Chevron Corporation Long-Term Incentive Plan, the Chevron Corporation Salary Deferral Plan for Management Employees and the Chevron Corporation Management Incentive Plan.

The Chevron Corporation Profit Sharing/Savings Plan has been amended, restated and renamed the “ChevronTexaco Corporation Employee Savings Investment Plan;” the Employees Savings Plan of Caltex Corporation has been amended, restated and renamed “Employees Savings Plan of ChevronTexaco Global Energy Inc.;” the Chevron Corporation Long-Term Incentive Plan has been amended, restated and renamed the “ChevronTexaco Corporation Long-Term Incentive Plan;” the Chevron Corporation Salary Deferral Plan for Management Employees has been amended, restated and renamed the “ChevronTexaco Corporation Deferred Compensation Plan for Management Employees;” the Chevron Corporation Management Incentive Plan has been amended, restated and renamed the “Management Incentive Plan of ChevronTexaco Corporation;” and the Chevron Corporation Restricted Stock Plan for Non-Employee Directors has been amended and renamed the “ChevronTexaco Corporation Restricted Stock Plan for Non-Employee Directors.”

In addition, effective April 1, 2002, all outstanding deferred compensation obligations of the ChevronTexaco Corporation Long-Term Incentive Plan and the Management Incentive Plan of ChevronTexaco Corporation have been transferred to and assumed by the ChevronTexaco Corporation Deferred Compensation Plan for Management Employees and shall be governed by its terms. All future deferrals of awards under the ChevronTexaco Corporation Long-Term Incentive Plan and the Management Incentive Plan of ChevronTexaco Corporation shall be credited to bookkeeping accounts maintained pursuant to and governed by the terms of the ChevronTexaco Corporation Deferred Compensation Plan for Management Employees. Consequently, effective April 1, 2002, neither the ChevronTexaco Corporation Long-Term Incentive Plan nor the Management Incentive Plan of ChevronTexaco Corporation will offer securities of the Registrant in the form of deferred compensation obligations (or corresponding issuances of common stock of the Registrant to fulfill certain deferred compensation obligations at the option of the participant). In addition, as awards under the Management Incentive Plan of ChevronTexaco Corporation are solely in the form of cash payments, and effective April 1, 2002, the plan will no longer offer securities of the Registrant in the form of deferred compensation obligations, the Management Incentive Plan of ChevronTexaco Corporation will no longer maintain registration hereunder.

All remaining deferred compensation obligations registered hereunder are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Texaco Inc. Director and Employee Deferral Plan and the ChevronTexaco Corporation Deferred Compensation Plan for Management Employees.

This Post-Effective Amendment No. 1 is being filed to amend and restate the descriptions under Part II, Item 4 of securities registered under such amended plans. This Post-Effective Amendment also amends and restates certain footnotes to the registration fee table. This Post-Effective Amendment affects only those provisions of the Registration Statement specifically restated herein; all other provisions of the Registration Statement remain unchanged.

AMENDMENT OF ITEM 4 OF PART II

Part II, Item 4 of the Registration Statement is hereby amended and restated in its entirety to read as follows:

Item 4. Description of Securities.

The Common Stock of ChevronTexaco Corporation is registered under section 12 of the Securities Exchange Act of 1934, and accordingly, no description is provided hereunder.

Deferred Compensation Obligations

An aggregate principal amount of $545,477,354 of deferred compensation obligations have been registered pursuant to the Registration Statement. Further amounts may be registered and issued as new or existing plan participants elect to defer portions of their compensation in subsequent years.

Texaco Inc. Director and Employee Deferral Plan

ChevronTexaco Corporation (the “Registrant”) will assume Texaco Inc.’s obligations under the Texaco Inc. Director and Employee Deferral Plan (the “Texaco Deferral Plan”) to provide directors and eligible current and retired key employees (“Eligible Employees”) the opportunity to request that the Registrant defer payment of cash amounts which may otherwise have been or become payable to such director or employee as salary, fees or amounts payable under certain former Texaco Inc. employee benefits plans. The obligations of the Registrant to pay such deferred amounts to the participants in the Texaco Deferral Plan in the future in accordance with the terms of the Texaco Deferral Plan (the “Obligations”) will be unsecured general obligations of the Registrant and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. Under the Texaco Deferral Plan, there is no limitation on the Registrant’s right to issue senior debt or other securities.

The amount to be deferred by each Eligible Employee will be determined in accordance with the Texaco Deferral Plan based on elections by the participant. Each Obligation will be payable on a date selected by the participant in accordance with the terms of the Texaco Deferral Plan. The Obligations will either accrue interest at a formula rate or will be indexed to one or more mutual funds as chosen by each Eligible Employee. The Obligations will be denominated and payable in United States dollars.

An Eligible Employee’s right or the right of any other person to the Obligations cannot be assigned, transferred, pledged, or encumbered except by a written designation of a beneficiary under the Texaco Deferral Plan, by written will, or by the laws of descent and distribution.

The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by the participant, at the option of the Registrant or through operation of a mandatory or optional sinking fund or analogous provision.

The Obligations are not convertible into another security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed having the authority to take action with respect to the Obligations and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon a default.

The Registrant reserves the right to amend or terminate the Texaco Deferral Plan at any time, except that no such amendment or termination shall adversely affect the right of a participant to the balance of his or her deferred account as of the date of such amendment or termination. The Texaco Deferral Plan will remain in effect until it is terminated.

ChevronTexaco Corporation Deferred Compensation Plan for Management Employees

The ChevronTexaco Corporation Deferred Compensation Plan for Management Employees (the “Deferred Compensation Plan”) is an unfunded deferred compensation plan. The securities to be issued under the Deferred Compensation Plan constitute general obligations of the Registrant and will be offered to eligible participants (“Eligible Employees”) in the Deferred Compensation Plan, the ChevronTexaco Corporation Long-Term Incentive Plan (the “Long-Term Incentive Plan”) and the Management Incentive Plan of ChevronTexaco Corporation (the “Management Incentive Plan”) as described below.

Eligible Employees are eligible for designation as participants by the Management Compensation Committee of the Board of Directors of the Registrant (the “Committee”) or any successor thereto. Eligible Employees include executive and other key employees, including officers (whether or not directors) of the Registrant or a subsidiary who hold positions of significant responsibility or whose performance or potential contribution, in the judgment of the Committee, would benefit the future success of the Registrant and whom the Registrant designates to participate in the Deferred Compensation Plan. Each Eligible Employee who makes a Deferral Election (as defined below) available under the terms of the Management Incentive Plan or the Long-Term Incentive Plan automatically becomes a participant in the Deferred Compensation Plan.

An Eligible Employee may elect to defer either a percentage of his or her base salary for each plan year or all of his or her base salary in excess of $1 million annually (a “Deferral Election”). The minimum amount that an Eligible Employee may defer in any plan year is 5% of base salary (1% effective for Deferral Elections for 2003 and later years). The maximum amount that an Eligible Employee may defer in any plan year is the lesser of (i) 50% of base salary or (ii) the amount of the Eligible Employee’s base salary in excess of the limitations on earnings imposed under section 401(a)(17) of the Internal Revenue Code of 1986, as amended, for the applicable plan year. In the event of a change in control, Eligible Employees who previously had not made Deferral Elections are given an opportunity to defer the payment of base salary to be paid following a change in control.

The Registrant will maintain a deferral account (the “Deferral Account”) for each Eligible Employee. All of the Eligible Employee’s deferrals will be credited to this Deferral Account. In addition, all amounts which had been credited to a deferred account maintained for an Eligible Employee pursuant to the Long-Term Incentive Plan or the Management Incentive Plan as of March 31, 2002, were credited to the Eligible Employee’s Deferral Account as of April 1, 2002. The Deferral Accounts are bookkeeping entries only; no assets of the Registrant have been set aside to fund the Registrant’s obligations under the Deferred Compensation Plan. The Deferral Accounts do not give a participant any interest in or claim to any specific asset of the Registrant, nor shall they be deemed to create a trust for the benefit of the participant. The Eligible Employee’s status is at all times that of a general unsecured creditor of the Registrant.

The value of the deferred portion will be determined by crediting the Deferral Account with such earnings, gains and losses as would have accrued to the Eligible Employee’s Deferral Account had such funds actually been invested and reinvested in one or more of certain Investment Funds maintained in the ChevronTexaco Corporation Employee Savings Investment Plan and specified pursuant to the Deferred Compensation Plan. Such investment election may be made in whole percentages totaling 100% of the deferred amount. Distributions from the Deferral Accounts shall be made as provided the Deferred Compensation Plan, unless the Committee approves a participant’s request for an alternate form of distribution in accordance with the terms. In the event of a participant’s death, such participant’s Deferral Account shall be distributed to his or her designated beneficiary at such time or times as the Committee shall determine in its sole discretion. To the extent that at the time of distribution the value of the participant’s Deferral Account is determined with reference to the ChevronTexaco Stock Fund in the ChevronTexaco Corporation Employee Savings Investment Plan, that portion of the Deferral Account shall be distributed in shares of ChevronTexaco Stock; the remaining balance of the Deferral Account shall be distributed in cash.

In the event that the balance of an Eligible Employee’s Deferral Account on the date of his or her termination of employment is less than $50,000, then payment shall be made in a lump sum as soon as reasonably practicable after the last business day of the calendar quarter following the calendar quarter in which the Eligible Employee’s employment terminated.

Amounts paid under the Deferred Compensation Plan will be paid, subject to the Eligible Employee’s Deferral Election, either from the general funds of the Registrant or in shares of Common Stock of the Registrant, and each participant and his beneficiaries have the status of unsecured general creditors of the Registrant with no special or prior right to any assets of the Registrant for payment of any obligations under the Deferred Compensation Plan. Except as otherwise provided by law, Deferred Compensation Plan benefits are not assignable, may not be used as security for loans or otherwise alienated and are exempt from the claims of participants’ creditors and other claimants. Under the Deferred Compensation Plan, there is no limitation on the Registrant’s right to issue senior debt or other securities. No events of default exist under the Deferred Compensation Plan nor is any absence of default evidence required.

The Board may, at any time and for any reason, amend or terminate the Deferred Compensation Plan. However, any amendment of the Deferred Compensation Plan will be subject to the approval of the Registrant’s stockholders to the extent required by applicable law, regulations or rules. No amounts will be deferred under the Deferred Compensation Plan after its termination, but the termination of the plan will not affect any previously deferred amounts. The Deferred Compensation Plan will remain in effect until it is terminated.

Item 8. Exhibits

Exhibit
Number	Exhibit

4.1	Rights Agreement dated as of November 23, 1998, between Chevron Corporation and ChaseMellon Shareholders Services L.L.C., as Rights Agent, filed as Exhibit 4.1 to Registrant’s Registration Statement on Form 8-A dated November 23, 1998, and incorporated herein by reference.
4.2	Amendment No. 1 to Rights Agreement dated as of October 15, 2000, between Chevron Corporation and ChaseMellon Shareholder Services L.L.C., as Rights Agent, filed as Exhibit 4.2 to Registrant’s Registration Statement on Form 8-A/A dated December 7, 2000, and incorporated herein by reference.
5.1	Opinion regarding legality of securities to be offered.*
23.1	Consent of PricewaterhouseCoopers LLP, Independent Auditors.*
23.2	Consent of KPMG LLP, Independent Auditors.*
23.3	Consent of Mitchell & Titus LLP, Independent Auditors.*
23.4	Consent of Morris, Davis & Chan LLP, Independent Auditors.*
23.5	Consent of KPMG, Independent Auditors.*
23.6	Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1).*
24.1 to 24.13	Powers of Attorney for directors and certain officers of Registrant, authorizing the
24.15 to 24.17	signing of the Registration Statement on Form S-8 and amendments thereto on their behalf.*
24.18	Power of Attorney for Peter J. Robertson, authorizing the signing of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8.
* Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of San Francisco, State of California, on June 21, 2002.

CHEVRONTEXACO CORPORATION

By	DAVID J. O’REILLY*

David J. O’Reilly Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on the 21st day of June, 2002.

Principal Executive Officers (and Directors)	Directors

DAVID J. O’REILLY* David J. O’Reilly, Chairman of the Board	SAMUEL H. ARMACOST* Samuel H. Armacost

PETER J. ROBERTSON* Peter J. Robertson, Vice-Chairman of the Board	ROBERT J. EATON* Robert J. Eaton

GLENN F. TILTON* Glenn F. Tilton, Vice-Chairman of the Board	SAM GINN* Sam Ginn

CARLA A. HILLS* Carla A. Hills

Principal Financial Officer

JOHN S. WATSON* John S. Watson, Vice-President and Chief Financial Officer	FRANKLYN G. JENIFER* Franklyn G. Jenifer

Principal Accounting Officer	J. BENNETT JOHNSTON* J. Bennett Johnston

STEPHEN J. CROWE* Stephen J. Crowe, Vice-President and Comptroller	SAM NUNN* Sam Nunn

CHARLES R. SHOEMATE* Charles R. Shoemate

FRANK A. SHRONTZ* Frank A. Shrontz

*By /s/ Lydia I. Beebe Lydia I. Beebe, Attorney-in-Fact	THOMAS A. VANDERSLICE* Thomas A. Vanderslice

CARL WARE* Carl Ware

JOHN A. YOUNG* John A. Young

     Pursuant to the requirements of the Securities Act of 1933, the Administrator of the Employees Savings Plan of ChevronTexaco Global Energy Inc. has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Francisco, State of California on the 21st day of June 2002.

EMPLOYEES SAVINGS PLAN OF CHEVRONTEXACO GLOBAL ENERGY INC.

By	/s/ Lydia I. Beebe

ChevronTexaco Corporation, Plan Administrator By Lydia I. Beebe, Secretary Chevron Texaco Corporation

     Pursuant to the requirements of the Securities Act of 1933, the Administrator of the ChevronTexaco Corporation Employee Savings Investment Plan has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Francisco, State of California, on the 21st day of June 2002.

CHEVRONTEXACO CORPORATION EMPLOYEE SAVINGS INVESTMENT PLAN

By	/s/ Lydia I. Beebe

ChevronTexaco Corporation, Plan Administrator By Lydia I. Beebe, Secretary ChevronTexaco Corporation

     Pursuant to the requirements of the Securities Act of 1933, the Administrator of the Employees Thrift Plan of Texaco Inc. has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized in the City of White Plains, State of New York, on the 25th day of April 2002.

EMPLOYEES THRIFT PLAN OF TEXACO INC.

By	/s/ Peter J. Stathis

Peter J. Stathis Administrator of the Employees Thrift Plan of Texaco Inc.

     Pursuant to the requirements of the Securities Act of 1933, the Administrator of the Employees Thrift Plan of Fuel and Marine Marketing LLC has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized in the City of White Plains, Sate of New York, on the 25th day of April 2002.

EMPLOYEES THRIFT PLAN OF FUEL AND MARINE MARKETING LLC

By	/s/ Peter J. Stathis

Peter J. Stathis Administrator of the Employees Thrift Plan of Fuel and Marine Marketing LLC

     Pursuant to the requirements of the Securities Act of 1933, the Administrator of the Texaco Puerto Rico, Inc. Retirement Savings Plan has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Guaynabo, Commonwealth of Puerto Rico, on the 31st day of May 2002.

TEXACO PUERTO RICO INC. RETIREMENT SAVINGS PLAN

By	/s/ Eric N. Nelson

Eric N. Nelson Administrator of the Texaco Puerto Rico Inc. Retirement Savings Plan

Exhibit
Number	Exhibit

4.1	Rights Agreement dated as of November 23, 1998, between Chevron Corporation and ChaseMellon Shareholders Services L.L.C., as Rights Agent, filed as Exhibit 4.1 to Registrant’s Registration Statement on Form 8-A dated November 23, 1998, and incorporated herein by reference.
4.2	Amendment No. 1 to Rights Agreement dated as of October 15, 2000, between Chevron Corporation and ChaseMellon Shareholder Services L.L.C., as Rights Agent, filed as Exhibit 4.2 to Registrant’s Registration Statement on Form 8-A/A dated December 7, 2000, and incorporated herein by reference.
5.1	Opinion regarding legality of securities to be offered.*
23.1	Consent of PricewaterhouseCoopers LLP, Independent Auditors.*
23.2	Consent of KPMG LLP, Independent Auditors.*
23.3	Consent of Mitchell & Titus LLP, Independent Auditors.*
23.4	Consent of Morris, Davis & Chan LLP, Independent Auditors.*
23.5	Consent of KPMG, Independent Auditors.*
23.6	Consent of Pillsbury Winthrop LLP (included in Exhibit 5.1).*
24.1 to 24.13	Powers of Attorney for directors and certain officers of Registrant, authorizing the
24.15 to 24.17	signing of the Registration Statement on Form S-8 and amendments thereto on their behalf.*
24.18	Power of Attorney for Peter J. Robertson, authorizing the signing of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8.
* Previously filed